Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-235673 on Form S-3 and in Registration Nos. 333-230693, 333-224086, 333-217254, 333-210717 and 333-205719 on Form S-8 of our report dated April 13, 2020, relating to the consolidated financial statements of Ooma, Inc. and subsidiaries (the “Company”) (which report expresses unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, and No. 2016-02, Leases) appearing in this Annual Report on Form 10-K of the Company for the year ended January 31, 2020.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

April 13, 2020